Exhibit 10.1

COOPERATION AND SUPPORT AGREEMENT
This Cooperation and Support Agreement (this “Agreement”) is made and entered into as of February 27, 2020, by and among PDL BioPharma, Inc., a Delaware corporation (the “Company”), and the entities and natural person set forth on the signature pages hereto (collectively, “Engine”) (each of the Company and Engine, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, as of the date hereof, Engine is deemed to beneficially own 6,225,843 shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”); and
WHEREAS, as of the date hereof, the Company and Engine have determined that it is in their respective best interests to come to an agreement to modify the composition of the Company’s board of directors (the “Board”) and as to certain other matters, as provided herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Board Matters and Related Agreements.

(a)	New Director.
The Company hereby agrees that, promptly following execution of this Agreement, the Board and all applicable committees thereof shall take all necessary actions to appoint Alan Bazaar (the “New Director”) as a Class III director of the Company with a term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). Simultaneously with the appointment of the New Director to the Board, the size of the Board shall be increased to not more than eight (8) directors. The Board, based on information provided by Engine and the New Director, has determined that the New Director would (A) qualify as an “independent director” under the applicable rules of The Nasdaq Global Market (“Nasdaq”) and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and (B) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(f)(iii) hereof).

(b)	Board Size and Compensation.

(i)
The Company agrees that following the appointment of the New Director and until a date that is not later than the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”), the size of the Board shall be no more than eight (8) directors.

(ii)
Following the completion of the 2020 Annual Meeting and during the remainder of the Standstill Period (as hereinafter defined), the Board and all applicable committees thereof shall take all necessary actions to decrease the size of the Board from not more than eight (8) to not more than seven (7) directors, and the size of the Board shall not be increased without the unanimous approval of the Board.

(iii)
Promptly following execution of this Agreement, the Board and each applicable committee of the Board will take all necessary action to (A) reduce the total retainer cash compensation received by each director for their role as a member of the Board to no more than $50,000 per annum (provided that such limitation to cash compensation shall not include additional cash compensation received for services on Board committees or chairmanship positions) and (B) review the total equity compensation received by each director for their role as a member of the Board, and covenant to such total equity compensation and the form of equity compensation, being in, or in the case of the form of equity, aligned with, approximately the 50% percentile of the Company’s peer group companies’ boards of directors’ total equity compensation.

(iv)
For the avoidance of doubt, nothing contained in Sections 1(a) and 1(b) shall in any way limit the Board’s ability to effect a direction given to the Board by the Company’s stockholders pursuant to a resolution passed at a stockholder meeting, it being understood that the Board shall not directly or indirectly solicit, sanction or support any stockholder direction that would reasonably be expected to impact the obligations contained in Sections 1(a) and 1(b).

(v)
The Company agrees that the New Director shall receive the same annual compensation as other non-employee directors of the Company and shall be entitled to reimbursement for the New Director’s documented and reasonable out-of-pocket expenses on the same basis as all other directors of the Company in their capacity as such.

(c)	Board Committees.

(i)
Effective upon the appointment of the New Director as a Class III director, the Board and all applicable committees thereof shall take all necessary actions to dissolve the existing Strategic Review Committee of the Board (the “Strategic Committee”), and the responsibilities of the Strategic Committee shall rest with the full Board.

(ii)
Effective upon completion of the 2020 Annual Meeting, the Board and all applicable committees thereof shall take all necessary actions to appoint the New Director to the Compensation Committee of the Board (the “Compensation Committee”).

(iii)
Concurrently with the execution of this Agreement, the Company further agrees to establish a cost management committee of the Board (the “Cost Committee”) to, among other things, oversee cost reduction initiatives of the Company. The Cost Committee shall remain in effect during the Standstill Period and, if determined by the Board, thereafter. The initial members of the Cost Committee shall consist of the New Director, who will serve as the Chairman of the Cost Committee during the Standstill Period, Elizabeth O’Farrell and Natasha Hernday. The Cost Committee shall have authority to make recommendations to the full Board regarding cost reduction initiatives and their execution timeline, and the Board shall have the sole right to review and approve or reject any recommendations made by the Cost Committee.

(iv)	The New Director will have the same rights as other non-member, non-management directors to be invited to meetings of Board committees of which he or she is not a member.

(v)
In the case of a resignation of the New Director from either the Compensation Committee or the Cost Committee (other than a resignation made pursuant to Section 1(d)(i)), the replacement shall be the applicable Replacement Director (as hereinafter defined) subject to the terms of Section 1(d)(ii) hereof.

(d)	Director Resignation; Replacement Rights.

(i)	Concurrently with the execution of this Agreement, the New Director has delivered to the Company an executed irrevocable resignation letter as a director in the form attached hereto as Exhibit A, pursuant to which the New Director agrees to tender his resignation from the Board and all applicable committees thereof (which the Board may or may not accept) upon a material breach of this Agreement by Engine (after a reasonably detailed written notice of such breach by the Company to Engine and a reasonable opportunity for Engine to cure such breach). Any Replacement Director shall sign a substantially similar irrevocable resignation letter prior to his or her appointment to the Board. The New Director’s or Replacement Director’s irrevocable resignation made pursuant to this paragraph shall not be effective until the Board shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of the Board; provided that any such rejection of a resignation by the Board shall not impact the ability of the New Director or Replacement Director to resign from the Board if he or she desires to do so.

(ii)
During the Standstill Period, if the New Director is unable or unwilling to serve as a director, resigns as a director (other than a resignation made pursuant to Section 1(d)(i)), is removed as a director or is otherwise not serving as a director prior to the expiration of the Standstill Period, and at such time (A) Engine’s aggregate beneficial ownership (which, for purposes of this Agreement, shall be determined under Rule 13d-3 promulgated under the Exchange Act (as hereinafter defined)) is at least the lesser of (i) 3.5% of the then-outstanding Company Common Stock and (ii) 3,996,461 shares of Company Common Stock (the “Minimum Ownership Threshold”); and (B) Engine has not committed a material breach of this Agreement, Engine shall have the ability to name a replacement director, subject to Board approval (such approval not to be unreasonably withheld, conditioned or delayed); provided that such replacement director will not be a director, officer, employee or Affiliate (as hereinafter defined) of Engine (any such replacement director shall be referred to as the “Replacement Director”). Any Replacement Director named by Engine shall be required to (A) qualify as an “independent director” under the applicable rules of Nasdaq and the rules and regulations of the SEC and (B) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(f)(iii)). Subject to applicable rules of Nasdaq and the rules and regulations of the SEC, the Board and all applicable committees thereof shall take all necessary actions to appoint any Replacement Director to any applicable committee of the Board of which the New Director was a member immediately prior to such New Director’s resignation or removal; provided that such Replacement Director is qualified to serve on any such committee of the Board. The terms and conditions applicable to the New Director under this Agreement shall apply to any such Replacement Director as if such person were the New Director. Following the appointment of any Replacement Director to replace the New Director in accordance with this Section 1(d)(ii), all references to the New Director herein shall be deemed to include any Replacement Director (it being understood that this sentence shall apply whether or not references to the New Director expressly state that they include any Replacement Director). If at any time Engine’s aggregate beneficial ownership falls below the Minimum Ownership Threshold, the right of Engine pursuant to this Section 1(d)(ii) to name a Replacement Director to fill the vacancy caused by the resignation or removal of the New Director shall automatically terminate. Prior to the appointment of any Replacement Director to the Board, the Replacement Director will submit to the Company the information, documentation and acknowledgments set forth in Section 1(f)(iii) hereof. In furtherance of the purposes of this paragraph, Engine will promptly provide the Company its beneficial ownership of and economic exposure to the Company’s securities (A) from time to time as requested by the Company and (B) after Engine’s aggregate beneficial ownership falls below the Minimum Ownership Threshold.

(e)	Proposal for Declassification of the Board.
The Board will submit for approval by the Company’s stockholders at the 2020 Annual Meeting, an amendment to the Company’s Certificate of Incorporation (as hereinafter defined) to authorize the declassification of the Board (the “Declassification Amendment”). Pursuant to such amendment, if approved by the Company’s stockholders at the 2020 Annual Meeting, commencing with the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), each director elected at such meeting and each director elected at each future annual meeting shall be elected for a one (1) year term such that, commencing with the Company’s 2023 annual meeting of stockholders, all directors shall be elected annually. The Company shall recommend, support and solicit proxies for the approval of the Declassification Amendment at the 2020 Annual Meeting.

(f)	Additional Agreements.

(i)
Engine agrees that it will comply, and cause its respective Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)
During the Standstill Period, Engine agrees that it will (A) be present for quorum purposes at the 2020 Annual Meeting and (B) vote or cause to be voted all shares of the Company Common Stock beneficially owned, or deemed to be beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act), and entitled to vote as of the record date, by Engine:

(1)	in favor of the slate of directors recommended by the Board consistent with the terms of this Agreement;

(2)	against the removal of any of the Company’s directors at the 2020 Annual Meeting; and

(3)
in accordance with the Board’s recommendation with respect to any other matter brought to a vote of the Company’s stockholders during the Standstill Period (including all stockholder proposals under Rule 14a-8 promulgated under the Exchange Act) unless Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recommended otherwise with respect to such matter, in which case, Engine shall be permitted to vote in accordance with ISS’s and Glass Lewis’ recommendation;

provided that with respect to clause (3) above, Engine shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other similar business combination transaction, in each case voted on at a meeting of the Company’s stockholders.

(iii)
Prior to the date hereof, the New Director has delivered to the Company (A) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company, and provided all other information as reasonably required by the Company to determine the eligibility of the New Director to serve as a director of the Company and the qualifications of the New Director to serve on any committee of the Board, including information that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such individual, (B) a written representation that the New Director agrees to be bound by all current policies, codes and guidelines applicable to Company directors, including the Company’s trading compliance policy, share ownership guidelines, code of business conduct, corporate governance guidelines, anti-corruption policy, information security policy and Section 16 policy (the “Company Policies”) and (C) an executed copy of the Company’s customary and standard non-disclosure agreement that the Company enters into with its directors (the “Director NDA”). The Company agrees that the New Director shall (x) be indemnified by the Company in the same manner as all other non-management directors of the Company and (y) receive the benefit of customary directors’ and officers’ liability insurance coverage in accordance with the terms of any such insurance policy.

(iv)
If, in the exercise of its fiduciary duties and after consulting with its legal counsel, the Board or any committee of the Board determine in good faith that the New Director has a conflict of interest or an appearance of a conflict of interest (it being understood that Engine’s ownership of Company Common Stock will not, in and of itself, be an appearance of or an actual conflict of interest) with respect to (A) a matter concerning Engine or this Agreement, (B) any action taken in response to actions taken or proposed by Engine or its Affiliates with respect to the Company and (C) any proposed bilateral transaction between the Company and Engine or its Affiliates that is not otherwise restricted by this Agreement, then the Board may, by majority vote of the members of the Board (but excluding the New Director), recuse the New Director from any committee meeting (including the Cost Committee and Compensation Committee) or the portion of any Board meeting at which any such committee or the Board is discussing such matter that is related to the conflict of interest, and the Company may withhold from the New Director any Board or committee material distributed to the directors in connection with such recusal.

2.	Standstill Provisions.

(a)
The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend until the earlier of (x) thirty (30) days prior to the Company’s advance notice deadline for stockholder nominations of directors for the 2021 Annual Meeting and (y) one hundred twenty (120) days prior to the first anniversary of the 2020 Annual Meeting. Engine agrees that during the Standstill Period, neither Engine nor any of its Affiliates will, and Engine will cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others, without prior written consent, invitation, approval or authorization of the Board or except as otherwise provided for in this Agreement:

(i)
acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Company Common Stock or any securities convertible or exchangeable into or exercisable for Company Common Stock (collectively, “Company Securities”) or assets of the Company, or rights or options to acquire any Company Securities, or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities; provided Engine and its Affiliates may acquire beneficial ownership or economic exposure in the aggregate not exceeding nine and nine tenths percent (9.9%) of the Company’s outstanding Company Common Stock;

(ii)
make, participate in or propose any tender or exchange offer for any Company Securities or any merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (except as expressly permitted by Section 1(f)(ii) above);

(iii)	make any private proposal, alone or in concert with others, that would reasonably be expected to require the Company or Engine to make public disclosure (of any kind);

(iv)
engage in a “solicitation” of “proxies” (as such terms are defined under the Exchange Act), votes or written consents of stockholders or security holders with respect to, or from the holders of, Company Securities (including a “withhold” or similar campaign), for any purpose, including, without limitation, the election or appointment of individuals to the Board or to approve or vote in favor or against stockholder proposals, resolutions or motions, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any contested “solicitation” of proxies, votes or written consents for any purpose, including, without limitation, the election or appointment of directors with respect to the Company (as such terms are defined under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of the nominees of the Board at any stockholder meeting or providing such encouragement, advice or influence that is consistent with either the Board’s or Company management’s recommendation in connection with such director nominees or other proposals, resolutions or motions, pursuant to this Agreement or otherwise);

(v)
except as specifically set forth in this Agreement, seek any additional representation on the Board, seek the removal of any member of the Board or encourage any person to submit nominees in furtherance of a contested election;

(vi)	make any request for a stockholder list of materials or any other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(vii)
except as specifically set forth in this Agreement, present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal, resolution or motion for consideration for action by stockholders or seek to call any meeting of stockholders of the Company;

(viii)
grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or to Engine’s Affiliates, who are subject to the restrictions set forth in this Section 2, or as otherwise permitted by Section 1(f)(ii) above) inconsistent with the terms of this Agreement or deposit any Company Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual or special meeting or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts, swap agreements and the like, and any arrangements solely among members of Engine);

(ix)
except as specifically set forth in this Agreement, make any public disclosure, announcement, statement, proposal, plan or request with respect to: (A) controlling, changing or influencing the Board or management of the Company, including any plans or proposals relating to any change in the number or term of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, compensation, business, corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”) or the Company’s Amended and Restated Bylaws,

(E) causing a class of Company Securities to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity Company Securities to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(x)
form, join or act in concert with any person, partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Company Securities, other than solely with Affiliates (that are not portfolio companies) of Engine with respect to the Company Securities now or hereafter owned by them;

(xi)
make any public disclosure, announcement, plan or request involving the Company, its management, business, policies or the Board; provided that Engine may file with the SEC amendments to its Schedule 13D with respect to any Item other than Item 4 thereof;

(xii)
make any request or submit any proposal to amend or waive the terms of this Agreement, which could reasonably be expected to require a public announcement or disclosure of such a request or proposal; provided that Engine may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by Engine and is made by Engine in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, Engine or any other person; or

(xiii)
enter into any agreements or understandings (whether written or oral) with any third party to take any action with respect to any of the foregoing, or facilitate, knowingly assist, finance, knowingly encourage or seek to persuade any third party to take any action Engine is prohibited from taking pursuant to this Section 2.

(b)
Notwithstanding the restrictions in this Section 2, nothing in this Agreement will be deemed to prevent Engine from (i) communicating privately with the Board or any of the Company’s senior officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or Engine to make public disclosure (of any kind) with respect thereto, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 2 or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Engine.

(c)
For the avoidance of doubt, nothing in this Agreement will be deemed to restrict in any way the New Director or any Replacement Director in the exercise of his or her fiduciary duties to the Company or its stockholders.

(d)
Prior to the appointment of the New Director to the Board, Engine will take down, remove and make inaccessible all websites and web content related to the Company, its business or any of its directors and officers created by Engine or at the direction of Engine (“PDL Content”), including the website www.maximizevaluepdli.com, and Engine will not create or make available to the public any PDL Content during the Standstill Period.

3.	Representations and Warranties of the Company.
The Company represents and warrants to Engine that (a) the Company has the corporate power and authority to execute this Agreement and to bind the Company thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Engine.
Engine represents and warrants to the Company that (a) the authorized signatory of Engine set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Engine thereto; (b) this Agreement has been duly authorized, executed and delivered by Engine, and is a valid and binding obligation of Engine, enforceable against Engine in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, the organizational documents of Engine as currently in effect; (d) the execution, delivery and performance of this Agreement by Engine does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Engine or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Engine is a party or by which it is bound; (e) as of the date hereof, Engine is deemed to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, 6,225,843 shares of Company Common Stock; (f) as of the date hereof, Engine does not currently have, and does not currently have any right to acquire or any interest in, any other Company Securities (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such Company Securities or any obligations measured by the price or value of any Company Securities or any of its Affiliates, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Company Securities, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Company Securities, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); and (g) Engine will not compensate or agree to compensate (including with cash, securities or any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) the New Director for or relating to his service as a director of the Company, including if such compensation is paid to the New Director directly relating to (i) the financial performance of the Company or Company Securities or (ii) the Company or its Affiliates entering into any transaction.

5.	No Litigation.
Each Party agrees that, during the Standstill Period, it shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives (as hereinafter defined) from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) as required by law in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

6.	Termination.
This Agreement shall remain in full force and effect and shall terminate (the “Termination Date”) upon the earliest of:

(a)	the end of the Standstill Period;

(b)
delivery of written notice by one Party to the other Party of a material breach of this Agreement by the breaching Party that is uncured after being provided a reasonable opportunity to cure such breach; or

(c)	such other date as established by mutual written agreement of the Parties;
provided the provisions of Section 6 through Section 11, Section 13, Section 15 and Section 16 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

7.	Specific Performance.
Each of Engine, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Engine, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof (without the requirement of posting a bond) at the discretion of a court of competent jurisdiction, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.	Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The contact information for such communications shall be:

If to the Company:	PDL BioPharma, Inc.
932 Southwood Boulevard
Incline Village, NV 89451
Attention: General Counsel
Email: general.counsel@pdl.com

With a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Richard J. Grossman
Email: Richard.Grossman@skadden.com

If to Engine:	Engine Capital, L.P.
1345 Avenue of the Americas, 33rd Floor
New York, New York 10105
Attention: Arnaud Ajdler
Email: aajdler@enginecap.com

With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Andrew M. Freedman
Ryan Nebel
Email: AFreedman@olshanlaw.com
RNebel@olshanlaw.com

10.	Governing Law; Jurisdiction.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the federal or state courts located in Wilmington, Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.

11.	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

12.	Mutual Non-Disparagement.
Subject to any applicable legal obligation to do so in response to or compliance with a subpoena, a validly issued legal process or a request by a governmental or regulatory authority, each of the Parties covenants and agrees that, during the Standstill Period, or until such earlier time as the other Party or any of its Representatives shall have breached this Section 12, neither Party nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, principals, partners, members, general partners, limited partners, officers, key employees or directors (collectively, “Representatives”) shall publicly criticize, attempt to discredit, disparage, call into disrepute, make ad hominem attacks on or otherwise defame or slander the other Party or such other Party’s officers and directors (whether current or former), Affiliates, subsidiaries, employees or Representatives or any of their practices, procedures, businesses, business operations, products or services, except that the Company and Engine may (i) make any factual statement required by law or (ii) respond to any breach by the other Party of this Section 12.

13.	Company Policies.
The Parties acknowledge that, except as otherwise provided herein, at all times while serving as a director, the New Director shall comply with all Company Policies and all obligations pursuant to the Director NDA.

14.	Public Announcements.
Promptly following the execution of this Agreement, the Company and Engine shall announce this Agreement by means of a mutually agreed press release in substantially the form attached hereto as Exhibit B (the “Press Release”). During the Standstill Period, neither the Company nor Engine shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Company acknowledges and agrees that Engine may file this Agreement (a) as an exhibit to an amendment to its Schedule 13D (the “Engine 13D/A”) within two (2) business days of the execution of this Agreement and (b) pursuant to any securities and/or exchange rules and regulations that are applicable to Engine. The Company shall be given a reasonable opportunity to review and comment on the Engine 13D/A with respect to this Agreement prior to the filing with the SEC, and Engine shall give reasonable consideration in good faith to any reasonable comments of the Company. Engine acknowledges and agrees that the Company will file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K (the “Company 8-K”) within four (4) business days of the execution of this Agreement. Engine shall be given a reasonable opportunity to review and comment on the Form 8-K made by the Company with respect to this Agreement prior to the filing with the SEC, and the Company shall give reasonable consideration in good faith to any reasonable comments of Engine.

15.	Expense Reimbursement.
Promptly following the execution and delivery of this Agreement and receipt of documentation, the Company shall reimburse Engine for all reasonable, documented, out-of-pocket legal expenses incurred through the date hereof in connection with Engine’s investment in the Company, in an amount not to exceed $200,000 in the aggregate.

16.	Entire Agreement; Amendment and Waiver; Successors and Assigns.
This Agreement (including its exhibits) contains the entire understanding of the Parties with respect to the subject matter thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and therein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Engine, the prior written consent of the Company, and with respect to the Company, the prior written consent of Engine. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

PDL BIOPHARMA, INC.

By:	/s/ Dominique Monnet
	Name:	Dominique Monnet
	Title:	President and Chief Executive Officer

ENGINE CAPITAL, L.P.

By: Engine Investments, LLC, General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE JET CAPITAL, L.P.

By: Engine Investments, LLC, General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE AIRFLOW CAPITAL, L.P.

By: Engine Investments II, LLC, General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

[Signature Page to Cooperation and Support Agreement]

ENGINE CAPITAL MANAGEMENT, LP

By: Engine Capital Management GP, LLC, General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE CAPITAL MANAGEMENT GP, LLC

By:	/s/ Arnaud Ajdler
Name:
	Title:	Managing Member

ENGINE INVESTMENTS, LLC

By:	/s/ Arnaud Ajdler
Name:
	Title:	Managing Member

ENGINE INVESTMENTS II, LLC

By:	/s/ Arnaud Ajdler
Name:
	Title:	Managing Member

/s/ Arnaud Ajdler
ARNAUD AJDLER

[Signature Page to Cooperation and Support Agreement]